NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 03, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 23, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the tender offer and merger agreement between Goodrich Petroleum Corporation and Paloma VI Merger Sub, Inc., a wholly owned subsidiary of Paloma Partners VI Holdings, LLC, which became effective on December 23, 2021, each Common Stock of Goodrich Petroleum Corporation was exchanged for $23.00 in cash, without interest, less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 23, 2021.